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                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                         -------------------------------

                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of Earliest Event Reported): April 10, 2002


                           NEOMEDIA TECHNOLOGIES, INC.
                           ---------------------------
             (Exact Name of Registrant as Specified in its Charter)



   Delaware                               0-21743                 36-3680347
--------------------------------------------------------------------------------
(State or Other                   (Commission File Number)      (IRS Employer
 Jurisdiction of Incorporation)                              Identification No.)

    2201 Second Street, Suite 600, Fort Myers, Florida                 33901
--------------------------------------------------------------------------------
        (Address of Principal Executive Offices)                    (Zip Code)

                                (941) - 337-3434
                                ----------------
                         (Registrant's Telephone Number,
                              including Area Code)

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Item 5.  Other Events.

         On April 10, 2002, we instituted an option repricing program in order to encourage holders of options under our 1998 Stock Option Plan to exercise their options, enabling us to increase the number of our shares which are publicly traded, decrease the number of unexercised outstanding options and raise short-term working capital at low cost. The option repricing program will expire on October 2, 2002.

         We have three categories of stock option holders: employees, independent consultants, and independent advisors. Advisor options include 2,946,310 options granted in March 2002 to Martha Refkin and Marc Tager, two separate unrelated parties (see Exhibits 1.3 and 1.4 for option agreements).

         Holders of options ("Covered Options") exercisable for shares of our common stock, par value $0.01 per share ("Common Stock"), are entitled to participate in the option repricing program. As of April 9, 2002, Covered Options were exercisable for an aggregate of up to 5,777,170 shares of Common Stock, at exercise prices ranging from $0.135 per share to $10.09 per share.

         During the term of the option repricing program, participating holders are entitled to exercise their Covered Options to the extent vested at an exercise price per share equal to the greater of (1) $0.12 or (2) 50% of the last sale price of shares of Common Stock on the Nasdaq Small Cap Market on the trading date immediately preceding the date of exercise.

         Participation in the option repricing program is optional. In order to participate in the program, holders of Covered Options must enter into a letter agreement with us, by which, among other things, such holders agree to exercise the Covered Options and sell the shares acquired upon exercise. To assist such holder to coordinate the exercise and sale, we have appointed vFinance Inc. and Alpine Securities Inc., NASD members, with whom the option holders will open trading accounts. Such brokers will be authorized to remit to us the portion of the proceeds of the shares sold equal to the exercise price.

         Each broker designated by NeoMedia will attempt to treat Covered Options as to which the repricing option has been exercised in an equitable manner. However, the opening of an account with such broker will not ensure that a Covered Option will be exercised prior to the expiration of the program.

         To the extent that Covered Options as to which the repriced option has not been exercised or has not been exercised in full by the termination of the option repricing program, the terms of the Covered Options will revert to their pre-existing terms and such option will remain in effect in accordance with their terms.

         During March 2002, we requested a hearing before a Nasdaq listing qualifications panel to review a staff determination issued by Nasdaq. The determination indicated that as of December 31, 2001 we did not comply with either the minimum $2 million net tangible assets or the minimum $2.5 million stockholders' equity requirement for continued listing, and that our shares of common shares were therefore subject to delisting. We have requested a hearing before a Nasdaq listing panel to review the staff determination. The hearing is scheduled for April 18, 2002.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             NeoMedia Technologies, Inc.
                                             ---------------------------
                                             (Registrant)

Date: April 15, 2002                                  By:  /s/ Charles W. Fritz
      --------------                                       --------------------
                                                           Charles W. Fritz
                                                           Chairman and Chief
                                                           Executive Officer


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                                  EXHIBIT INDEX

                                    Exhibit
Page Number                         Number           Document
-----------                         ------           --------

     01.1-1                           1.1            Option Repricing Program letter agreement and
                                                     attachments, as mailed on April 9, 2002

     01.2-1                           1.2            News Release, dated March 15, 2002,
                                                     "NeoMedia Receives NASDAQ Staff
                                                     Determination, Requests Hearing Before
                                                     Listing Qualifications Panel"

     01.3-1                           1.3            Advisor stock option agreement with Martha Refkin, date
                                                     March 12, 2002

     01.4-1                           1.4            Advisor stock option agreement with Marc Tager, date
                                                     March 12, 2002


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